LOS ANGELES CAPITAL MANAGEMENT AND EQUITY RESEARCH INC.
Code of Ethics

Effective January 1, 2015

Compliance

16

Introduction
This Code of Ethics (“the Code”) establishes the rules of conduct for Los Angeles Capital Management and Equity Research, Inc. (“Los Angeles Capital” or “the Firm”) under Section 204 of the Investment Advisers Act of 1940 and under rule 17j-1 of the Investment Company Act of 1940. The Code has been adopted by the Firm’s Board of Directors.
General Principles
Los Angeles Capital acts as a fiduciary to its clients and/or investors (“clients”) and therefore has an affirmative duty of care, loyalty, honesty, and good faith to act in their best interests. The Firm’s personnel have an obligation to uphold these duties. At a minimum, the Firm and its employees must conduct themselves in accordance with the following principles:

1.	You must place the interests of the client before the Firm at all times;

2.	You must act in a professional and ethical manner at all times;

3.	You have a duty to act with skill, competence, and diligence;

4.	You have a duty to communicate with clients in a timely and accurate manner;

5.
You must conduct all personal securities transactions in such a manner as to be consistent with the Code and to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility;

6.	You must adhere to the fundamental standard that investment advisory personnel not take inappropriate advantage of their positions;

7.	You must adhere to the principle that information concerning the identity of security holdings and financial circumstance of a client is confidential;

8.	Decisions affecting clients are to be made with the goal of providing equitable and fair treatment among clients;

9.
Communications with clients or prospective clients should be candid and fulsome. They should be true and complete and not mislead or misrepresent. This applies to all marketing and promotional materials;

10.	You must adhere to the principle that independence and objectivity in the investment decision making process is paramount; and

11.
You must report any violations of the code to the Chief Compliance Officer (“CCO”). If it would not be appropriate to report to the CCO, then violations should be brought to the attention of the General Counsel.

All employees must comply with applicable federal securities laws and Firm policies issued from time to time that are applicable to you, and, as an adviser the Firm and its employees are prohibited from the following:

1.	Employing a device, scheme or artifice that would defraud an investment advisory client;

2.	Making to a client or potential client any untrue statement of a material fact or omitting a material fact necessary in order to make the statements made not misleading;

3.	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon a client;

4.	Engaging in a manipulative practice with respect to a client;

5.	Engaging in any manipulative practice with respect to securities, including price manipulation, acting on or spreading false market rumors; or

6.
Making use of any information that an employee may have become aware of by virtue of his/her relationship with a client organization. Access persons may not conduct a transaction while aware of such “inside information” if the information is indeed non-public in nature and comes about through dialogue and/or interaction with an official at a publicly traded organization. (Please see the Firm’s Insider Trading Policy for further information).

Scope of the Code
Persons Covered by the Code
Every employee of the Firm is considered an access person, unless otherwise exempted by the Firm’s Approving Officers. Consultants, interns, or other temporary employees may be considered an access person depending on certain factors such as length of service, nature of duties, and access to the Firm’s information. Such persons will be notified if they are considered to be an access person.
Family Members of Los Angeles Capital Employees
Family members of Los Angeles Capital employees are subject to the specific reporting requirements detailed in the Personal Trading section.
For purposes of the Code, family members are considered to be spouses, or any relative by blood, marriage, or domestic partnership living in the employee’s household AND any account in which the employee has direct or indirect beneficial interest, including, but not limited to, trust accounts, estate accounts, UGMA/UTMAs, etc.
Standards of Business Conduct
Conflicts of Interest
As a fiduciary, it is the Firm’s duty to attempt to avoid conflicts of interest and to fully disclose all material facts concerning a conflict that may arise to any client. As a result, all conflicts and potential conflicts of interest, including interest in a transaction, should be reported to the Compliance department upon hire or upon entering into any such relationship, whichever may come first. Each reported conflict will be examined by the CCO or General Counsel, and President of the Firm to determine whether the conflict would be inconsistent with the interests of Los Angeles Capital and subject to the implementation of appropriate “Chinese Walls” or other procedures to isolate the involved investment personnel from investment-making decisions regarding the company’s securities.
The following list includes, but is not limited to, possible conflicts:

•	Immediate family member is employed by a:

◦	broker-dealer

◦	publicly traded company

◦	critical service provider (see Compliance for a full list of Critical Service Providers)

◦	client

◦	regulatory agency

◦	investment adviser

•	Employee or family member serves on the board of directors of any of the above.

•	Any material, beneficial ownership or interest in any of the above.

•	Executorship, trusteeship, or power of attorney privileges other than with respect to a family member.
Disciplinary Events
All employees are to promptly notify the CCO of his/her disciplinary history upon hire and in the event of notice of or commencement of any regulatory, legal, or disciplinary action even if such action relates to your prior employment. The CCO is responsible for determining whether the information is material and must be reported to regulators and/or clients.
Prohibited Transactions
Employees are prohibited from all of the following activities:

•
Using knowledge about pending, currently considered, or recent securities transactions for clients to profit personally, directly or indirectly, as a result of such transaction, including purchasing or selling such securities.

•
Disclosing to other persons any information about a client and/or former clients, including financial circumstances, security holdings, identity (unless the client has previously consented), and any advice furnished by the Firm.

•
Engaging in frequent trading of a mutual fund where Los Angeles Capital serves as an adviser or sub-adviser. Frequent trading is defined as selling or repurchasing a position that was taken or sold, respectively, less than sixty days prior to the transaction. Certain mutual funds may have more restrictive frequent trading policies. Appendix B lists the mutual funds for which Los Angeles Capital serves as adviser or sub-adviser.

•	Engaging in day trading as it may be a potential distraction from servicing clients.

•
Borrowing from clients or providers of goods or services with whom the Firm deals, except those who engage in lending in the usual course of business and then only on terms offered to others in similar circumstances, without special treatment. This prohibition does not preclude borrowing from individuals related to you by blood or marriage.

•
Giving advice to clients that may be interpreted as giving legal advice. All questions in this area should be referred to General Counsel. Employees should also avoid giving clients advice on tax matters, the preparation of tax returns, or investment decisions, with the exception of situations that may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of your duties.

•
Entering into uncovered short sales, writing uncovered options, acquiring securities in an IPO and transacting in securities offered in a hedge fund, private placement or other limited offering without prior approval from the CCO.

Gifts and Entertainment
A conflict of interest may occur when an employee’s personal interests interfere or potentially interfere with his/her responsibilities to the Firm and its clients. The overriding principle is that employees should not solicit, give, or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could be viewed as overly generous, aimed at influencing decision-making, or making either party feel beholden to a person or a firm.
Gifts and Entertainment Received by Employees

•
No employee may receive any gift, service, or other thing valued greater than $100 (a “Prohibited Gift”) from any person or entity that does or hopes to do business with Los Angeles Capital. The receipt of cash gifts is prohibited. The CCO is authorized to make a determination as to whether the thing of value should be considered a Prohibited Gift within the context of the policy and conflict of interest principles and may approve or deny requests to be able to accept gifts. An example of something that would not be considered a Prohibited Gift would be receipt from a sponsoring law firm that advises Los Angles Capital of a free admission to a legal conference sponsored by such firm.

•
No employee may accept extravagant or excessive entertainment from a client, prospective client, or any other person or entity that does or hopes to do business with Los Angeles Capital. Employees may accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Gifts and Entertainment Given by Employees

•	No employee may give or offer to give any gift, service, or other thing valued greater than $100 in aggregate within a calendar year to existing clients, prospective clients, or any other person or entity that does or hopes to do business with Los Angeles Capital without the prior consent of Compliance. Cash gifts are prohibited.

◦
There may be more restrictive rules and limitations for gifts and entertainment provided to state or local government plans, unions and union officials, and foreign officials. Please see Compliance or Legal regarding specific gift giving limitations. Please note that for some clients or prospects entertainment and gifts may be required to be reported and could reflect unfavorably on the Firm or disqualify the Firm from being able to provide management services.

◦
State and local governments increasingly limit or prohibit gifts and entertainment to the employees, officers, board members and consultants of their pension and other investing funds. Some prohibit providing anything of value, including any food, whether provided at a Firm facility or event or elsewhere, or transportation to and from airports by cab or private car. Failure to comply with these requirements by the Firm or its employees can lead to disqualification of the Firm from managing assets for the client, loss of management fees, or other penalties.

◦
You must always obtain pre-approval under the procedures set out above of any proposed gift or entertainment involving an employee, officer, board member, or consultant of an existing or prospective government fund, government pension plan, or union client in the U.S.

◦	Gifts and contributions to elected political officials and candidates for political office are covered by special rules. See the Pay to Play Policy.

•
No employee may provide extravagant or excessive entertainment to a client, prospective client, or any other person or entity that does or hopes to do business with Los Angeles Capital. Employees may provide a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present and it is both necessary and incidental to the performance of Los Angeles Capital’s business.

Foreign Corrupt Practices Act
Access Persons in addition to any agent, representative, business partner, consultant or contractor of the Firm is prohibited from making or offering to make any payment to or for the benefit of any Foreign Official if the purpose of such payment is to improperly influence or induce that Foreign Official to obtain or retain business for the Firm.
“Facilitating Payments” (i.e., small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action) are not included within this prohibition; however, determining what is a Facilitating Payment is a legal determination that, if made incorrectly, could expose the Firm to criminal prosecution. Therefore, obtaining the written approval from the Chief Compliance Officer or General Counsel is mandatory before making any Facilitating Payments.
All payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including:

•	Cash payments

•	Gifts

•	Services

•	Entertainment

•	Amenities
Such payments can involve the use of personal resources, as well as Firm resources, if they are made for the benefit, or on behalf of the Firm, which the director, officer, or employee, or the agent, representative, business partner, consultant, or contractor of the Firm is acting within the scope of his or her duties for the Firm.
Gifts, entertainment, or similar expenditures made to or for the benefit of a Foreign Official that are within certain controlled limits are permitted if they are not intended to be a bribe or kickback to that official. As a result, engaging in these activities is permitted if they are permitted under the Code of Ethics gift policy and they fit within the following:

•	A gift must only be provided as a courtesy or token of regard or esteem, or in return for hospitality;

•	A gift should not be of excessive value. The test for excessiveness in the Firm’s Gift Policy applies to giving gifts to Foreign Officials.

•	A gift should be of a type and value that are customary in the foreign country and appropriate for the occasion.

•	A gift in cash or cash equivalents may not be made under any circumstances.

•	Gifts should not be given to any Foreign Official more than four times in any calendar year.

•
You may not give a gift if you know, or have reason to know, that it is not permitted under the local laws of the foreign country or the regulations and guidelines of the official’s government organization.

You may never pay entertainment or similar expenditures if they are not commensurate with local custom or practice or if you know or have reason to know that they are not permitted under the local laws and regulations applicable to the Foreign Official. Subject to these restrictions, you may pay travel, accommodation, and meal expenditures in connection with

Firm sponsored investor or client conferences or meetings only (i) if and to the extent offered generally to all attendees, and (ii) if such expenditures are reasonable and not excessive, and (iii) the Foreign Official confirms that acceptance does not violate policies.
Reporting Gifts and Entertainment
Regardless of value, all gifts and entertainment received are required to be reported to the Compliance department. Written notification should specify all relevant details, including the giving person or entity and a description of the gift or entertainment.
You are advised to seek pre-approval if you are not certain whether the entertainment would be considered excessive, if you are providing a gift or entertainment to a Union or Union Official, or if you cannot judge whether a Gift has a value over $100. If any unapproved gift is received, the recipient should either reject the gift, give the gift to Compliance who will return the gift to the giver, or if returning the gift would harm relations with the giver, Compliance will donate the gift to charity.
Personal Trading Procedures
Disclosure of Personal Accounts and Security Holdings
Each access person must disclose to Compliance all personal security holdings where he/she has direct or indirect beneficial ownership within 10 days of being hired and annually thereafter. Under the SEC Rules, a person is regarded as having a “beneficial interest” in securities held in the name of:

•	A husband, wife, or domestic partner

•	A minor child

•	A relative or significant other sharing the same house, and

•	Anyone else if the access person:

◦	Obtains benefits substantially equivalent to ownership of the securities

◦	Can obtain ownership of the securities immediately or within 60 days, or

◦	Can vote the securities
An example of an access person having a “beneficial interest” includes trades in a relative’s brokerage account if the access person is authorized to make or direct trades in that brokerage account, regardless of whether the access person actually makes or directs the trades. Whether you have a beneficial interest in the securities of a relative or significant other sharing the same house can be rebutted only under very limited facts and circumstances. If you believe your situation is unique and therefore rebuts the presumption of beneficial interest, you must contact the CCO for approval.
Access persons must make sure that persons covered by this policy as described above are familiar with the requirements of this Code of Ethics. A violation by such person constitutes a violation by the related access person.
If you act as a fiduciary with respect to funds and accounts managed outside of the Firm (e.g., if you act as the executor of an estate for which you make investment decisions), you will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions you make on behalf of that fund or account will be subject to the general trading restrictions applicable to you under this Policy.
Securities of privately owned companies do not require pre-clearance but do need to be reported on your Initial and Annual Holdings Reports. If the company notifies you of their intent to go public, you must immediately notify Compliance.
Please see Appendix D for an example of the Initial Holdings Report required upon hire and Appendix E for the Annual Report required thereafter. The Compliance department will review all submitted reports for accuracy and completeness, cross checking against other required documentation.
Securities to be Reported on the Initial and Annual Holdings Report
Los Angeles Capital requires holdings in the following security types to be reported:

•	Stocks

•	ETFs

•	Mutual funds listed on Appendix B

•	Closed-end funds

•	Options

•	Futures

•	Limited Offerings (i.e. private placements, hedge funds, etc.), including limited partnerships for which the Firm acts as General Partner

•	Bonds

•	Securities of Privately Owned company

Holdings in the following security types DO NOT need to be reported:

•	Open-end mutual funds not listed on Appendix B

•	Direct Obligations of the U.S. Government

•	Bankers’ Acceptances

•	Bank CDs

•	Commercial Paper

•	High Quality Short-Term Debt Instruments

•	Repurchase Agreements

•	Money Market Funds

For a summary of pre-clearance and reporting obligations please see Appendix H.
Exempt Reporting Requirements
Employees do not need to report holdings or transactions in non-discretionary accounts where he/she has no direct or indirect influence or control, including accounts where the employee may have signed over all investment discretion to an adviser, broker, or other trustee. The access person must submit acceptable proof of the account’s non-discretionary status to Compliance at the inception of the account, or upon the conversion of the account to non-discretionary status. If you are uncertain as to whether this exclusion applies to you, please see Compliance for further clarification.

Ownership of shares of Los Angeles Capital Management and Equity Research, Inc. allocated pursuant to periodic share offerings are also exempt from reporting.
Restricted Securities
Los Angeles Capital does not allow:

•	Purchases of a publicly traded client security (stock, bond, etc. Please see Appendix C for complete restricted list);

•	Purchase of shares through an Initial Public Offering (IPOs);

•	Entering into an uncovered short sale; and

•	Writing an uncovered option.

In the event that a client security was held prior to your employment with Los Angeles Capital, the Firm will not require you to liquidate your position but instead require pre-clearance and reporting of any and all of the above security types regardless of what other provisions the Code may exclude.
Pre-Clearance Procedures
All employees are required to obtain written pre-clearance prior to buying or selling stocks, mutual funds for which Los Angeles Capital serves as a sub-adviser, ETFs and options on ETFs the Firm may trade (Appendix B), options on stocks, futures, and certain investments in limited offerings.
A personal trade pre-clearance form (Appendix G) can be obtained from the Compliance department and requires the signatures of a member of the Trading department AND a member of the Compliance department. A standard approval is valid only until the end of the trading day on which approval was granted, or such shorter time as may be specified on the approved pre-clearance form. If the trade is not executed by the end of the current trading day, the Compliance department should be notified and a new pre-clearance form would need to be completed for trading on any subsequent days. Whether buying or selling, access persons may not execute any transaction that exceeds the number of shares permitted on the pre-clearance approval form.
All personal trade pre-clearance forms must be submitted to the Compliance department.
Pre-clearance approval cannot be granted by the same individual seeking pre-clearance. In the event that a member of the Trading department or a member of the Compliance department requires pre-clearance, signatures must be obtained from an alternate member of the respective department who is authorized to provide approval.
Securities that Require Pre-Clearance

•	Stocks and options on stocks

•	Futures

•	Mutual funds listed on Appendix B

•	ETFs and options on ETFs listed on Appendix B

•	Initial investments of an automatic investment plan for any security which would normally require pre-clearance

•	Initial investments in limited offerings (i.e. private placements, hedge funds, etc.), including limited partnerships for which the Firm acts as General Partner

Securities that DO NOT Require Pre-Clearance

•	ETFs and options on ETFs not listed on Appendix B

•	Open-end mutual funds not listed on Appendix B

•	Closed-end funds

•	Bonds

•	Options on broad market indices

•	Direct Obligations of the US Government

•	Bankers’ Acceptances

•	Bank CDs

•	Commercial Paper

•	High Quality Short-Term Debt Instruments

•	Repurchase Agreements

•	Money Market funds.

•	Securities of a privately owned company

Exemptions from Pre-Clearance

•
Purchases or sales pursuant to an automatic investment plan (Los Angeles Capital 401(k) contributions, dividend reinvestment plans, etc.). The initial automatic investment transaction must be pre-cleared in accordance with its security type. All subsequent automatic investments are exempt from pre-clearance provided the schedule and criteria remain the same.

•
Purchases effected upon the exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

•	Non-directed acquisition or sales of securities due to corporation actions, including stock dividends, stock splits, mergers, spin offs, etc.

•
Purchases or sales held in non-discretionary accounts where the employee has no direct or indirect influence or control. This includes accounts where the employee has signed over all investment discretion to an adviser, broker, or other trustee.

•	Acquisition of Los Angeles Capital Management and Equity Research, Inc. shares by Access Persons, pursuant to periodic share offerings.

•	Subsequent investments in a limited offering where the initial investment received pre-clearance approval.
Quarterly Transaction Reports
Each employee must report to Compliance all personal reportable security transactions where he/she has either direct or indirect beneficial ownership within 30 days of each calendar quarter-end. This includes the securities transactions of family members, as defined by the Code. Every employee must submit a report regardless of whether any personal accounts are deemed reportable or any securities transactions were effected during the period. An example of the Quarterly Transaction Report is included as Appendix F. Transactions may be reported on a separate sheet of paper that contains the same information and is attached to a signed copy of the Quarterly Transaction Report. The Compliance department will review all submitted reports for accuracy and completeness by cross checking with other required documentation.
Securities to be Reported on the Quarterly Transaction Report
Los Angeles Capital requires transactions in the following security types to be reported:

•	Stocks

•	ETFs

•	Mutual funds listed on Appendix B

•	Closed-end funds

•	Options

•	Futures

•	Initial investments of an automatic investment plan for any security which would normally require quarterly reporting

•	Initial and subsequent investments in Limited Offerings (i.e. private placements, hedge funds, etc.), including limited partnerships for which the Firm acts as General Partner

•	Bonds

Transactions in the following security types DO NOT need to be reported:

•	Open-end mutual funds not listed on Appendix B

•	Direct Obligations of the U.S. Government

•	Bankers’ Acceptances

•	Bank CDs

•	Commercial Paper

•	High Quality Short-Term Debt Instruments

•	Repurchase Agreements

•	Money Market Funds

•	Subsequent transactions effected pursuant to an automatic investment plan (standard 401(k) contributions, dividend reinvestment, monthly automatic investment, etc.)

•	Securities of a privately owned company
Quarterly Personal Brokerage Statements
At the end of each quarter, employees will provide the Compliance department with duplicate copies of all statements for accounts holding reportable securities within 30 days of the calendar quarter-end. This may include such reports as traditional brokerage accounts, IRAs, former employer 401(k)s, etc. and must reflect all activity within the account during the quarterly period under review. Any account where the employee has either direct or indirect influence or control and holds any of the securities listed below must be reported. This includes the securities accounts of family members, as defined by the Code.
Required Duplicate Statements
Statements that hold the following security types should be submitted:

•	Stocks

•	ETFs

•	Mutual funds listed on Appendix B

•	Closed-end funds

•	Options

•	Futures

•	Bonds

Statements that hold the following security types DO NOT need to be submitted:

•	Open-end mutual funds not listed on Appendix B

•	Direct Obligations of the U.S. Government

•	Bankers’ Acceptances

•	Bank CDs

•	Commercial Paper

•	High Quality Short-Term Debt Instruments

•	Repurchase Agreements

•	Money Market Funds

•	Limited Offerings (i.e. private placements, hedge funds, etc.), including limited partnerships for which the Firm acts as General Partner

•	Securities of a privately owned company
Confidentiality
All reports submitted to Los Angeles Capital’s Compliance department pursuant to the Code will remain confidential, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from regulatory and law enforcement agencies.
Certification of Compliance with Code of Ethics
Upon hire and annually thereafter, each employee will certify in writing that he/she received, read, and understands the Code and any applicable amendments; recognizes that he/she is subject to the Code; that he/she has complied with the requirements of the Code; and that he/she has disclosed all personal securities and transactions required to be reported pursuant to the requirements of the Code.
This certification will be made within the Annual Report (Appendix E) each year. The Compliance department will provide each employee with a current copy of the Code upon hire, upon material change, and each year for training purposes.
Administration and Enforcement of Code
Annual Review
Compliance will review the Code at least annually for its adequacy and effectiveness. Any material amendments to the Code will be approved by the Firm’s Board of Directors and the Board of Directors of any mutual fund that Los Angeles Capital sub-advises. All material amendments and updates to Appendix A or to the Firm’s critical service provider list will be promptly communicated to Firm employees.
In addition, as fund sub-adviser, Los Angeles Capital will provide a written annual report to the Board of Directors of the funds we sub-advise that describes any issues arising under the Code since the last report, including information about material violations of the Code and sanctions imposed in response. This report will also include discussion of any waivers that might be considered important by the fund’s Board of Directors and will certify that the Firm has adopted policies and procedures reasonably designed to prevent access persons from violating the Code.
Recordkeeping
All required documentation will be retained in accordance with Rule 204-2 of the Investment Advisers Act. Please see the Firm’s Books and Records policy for further information.

Violations of the Code
Material violations of the Code include violations that impact a client, or are egregious, malicious, or repetitive in nature. A violation may include, but is not limited to: failure to receive pre-clearance for a reportable trade; trading in restricted securities; fraudulent misrepresentation of personal securities holdings or conflicts of interest; receipt or gifting of an excessive gift or entertainment event to a client, prospective client or any individual or entity who does business or hopes to do business with the Firm; repetitive non-material violations for the same offense; non-compliance with applicable laws, rules and regulations; fraud or illegal acts involving any of the Firm’s business; material misrepresentation in regulatory filings, internal books and records, clients records or reports; activity that is harmful to clients, including shareholders; and deviations from required controls and procedures that safeguard clients and the Firm.
Sanctions
Any violations of the Code may result in disciplinary action that the Board of Directors and the CCO deem appropriate, including, but not limited to a warning, fines, disgorgement, suspension, demotion or termination of employment. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.
Sanctions for Personal Trading Violations
Personal trading violations, including, but not limited to trading without the required pre-clearance or trading restricted securities, may result in the immediate unwinding of the trade and a fine. If required, the amount of the fine will be determined by members of the Board of Directors and the CCO. It may include the disgorgement of any profits from the trade to a mutually agreed upon charity. The trade(s) may be unwound as soon as possible upon discovery and notification of the violation. Profits will be determined by the Trading department.
Whistleblower Policy
The firm is committed to high ethical standards and compliance with the law in all of its operations. The Firm believes that its employees are in the best position to provide early identification of significant issues that may arise with compliance with these standards and the law. The Firm’s policy is to create an environment in which its employees can report these issues in good faith without the fear of reprisal.
The Firm requires employees to report illegal activity or activities that are not in compliance with the Firm’s formal written policies and procedures, including the Firm’s Code of Ethics, to assist the firm in detecting and putting an end to fraud or unlawful conduct. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

The Firm expects the Whistleblower Policy to be used responsibly. If an employee believes that a policy is not being followed because it is merely being overlooked, the normal first recourse should be to bring the issue to the attention of the party charged with the operation of the policy. In most cases, an employee should be able to resolve the issue with his or her manager, or, if appropriate, another senior member of the Firm. However, instances may occur when this recourse fails or you have legitimate reason to not notify management. In such cases the Firm has established a system for employees to report illegal activities or non-compliance with the Firm’s formal policies and procedures.
An employee who has good faith belief that a violation of law or failure of compliance may occur or is occurring has a right to come forward and report under this Whistleblower Policy. “Good faith” does not mean that a reported concern must be correct, but it does require that the reporting employee believe that he or she is fully disclosing information that is truthful.
Reports may be oral, by telephone or interview, or in writing by letter, memorandum, instant message, or e-mail. The employee making the report must identify himself or herself. The employee should also clearly identify that the report is being made pursuant to the Whistleblower Policy and in a context commensurate with the fact that the Policy is being invoked. The report should be made to the following parties, in the order shown:

•	The Chief Compliance Officer, unless it would not be appropriate or that officer fails to respond;

•	The General Counsel

The Chief Compliance Officer and/or General Counsel, as appropriate, will consult about the investigation as required. Depending on the nature of the matters covered by the report, an officer or manager may conduct the investigation or it may be conducted by the Chief Compliance Officer, the General Counsel, or by an external party.
The investigation will be conducted diligently by any appropriate action.
The Firm understands the importance of maintaining confidentiality of the reporting employee to make the Whistleblower right effective. Therefore, the identity of the employee making the report will be kept confidential, except to the extent that disclosure may be required by law, a governmental agency, or by self regulatory organization, or as an essential part of completing the investigation determined by the Chief Compliance Officer or General Counsel. Any disclosure shall be limited to the minimum required. The employee making the report will be advised if confidentiality cannot be maintained.
The Chief Compliance Officer will follow up on the investigation to make sure that it is completed, that any non-compliance issues are addressed, and that no acts of retribution or retaliation occur against the person(s) reporting violations or cooperating in an investigation in good faith.
The Chief Compliance Officer or General Counsel will report to the Firm’s Board of Directors concerning the findings of any investigation they determine involved a significant non-compliance issue.
If an employee elects not to report suspected unlawful activity to the Firm, the employee may contact the appropriate governmental authority for review and possible investigation. The California Attorney General’s whistleblower hotline is 800-952-5225 and the SEC’s whistleblower hotline is 202-551-4790.
Note that submitting a report that is known to be false is a violation of this Policy.
Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Appendix A

Definitions
Access Persons - any supervised person who has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of a reportable fund; or who is involved in the investment decision making process for a client, or who has access to such investment decisions for a client. Each employee of Los Angeles Capital is considered an Access Person.
Approving Officers - Chief Compliance Officer and General Counsel or Chief Compliance Officer and President.
Automatic Investment Plan - a program in which regular periodic purchases or withdrawals are made automatically in to or from investment accounts in accordance with a pre-determined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
Beneficial Ownership/Interest -generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security or can obtain ownership of the securities immediately or within 60 days, or can vote or dispose of the securities. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.
Closed-End Fund - a fund which does not continuously offer their shares for sale, but rather, sells a fixed number of shares at one time (in an initial public offering), after which the shares typically trade on a secondary market. The price is determined by the market and may be greater or less than the shares’ net asset value.
Direct Ownership - the security is registered under your name. You receive all dividend checks and shareholder information directly.
Foreign Official - includes governmental officials, political party leaders, candidates for office, employees of state owned enterprises (such as state owned banks or pension plans), and relatives or agents of such persons if a payment is made to such relative or agent of a foreign official with the knowledge or intent that it ultimately would benefit the foreign official.
Fund - an investment company registered under the Investment Company Act of 1940.
Indirect Ownership - the security is held through a bank or brokerage firm in the broker’s name for your benefit. Dividends are paid to that broker for distribution in accordance with your agreement with that broker.
Initial Public Offering (IPO) - an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 and 15 of the Securities Exchange Act of 1934.
Limited Offering - an offering made to a few, select individuals that is exempt from registration under the Securities Act of 1933 (e.g., Hedge Funds, Private Placements, etc.)

Proprietary Accounts - accounts in which Los Angeles Capital has, at a minimum, 2% beneficial ownership position, including proprietary assets in a pooled account.
Supervised Persons - directors, officers, partners or other persons occupying similar status or performing similar functions, employees of the firm, and any other person who provides advice on behalf of the adviser and is subject to the adviser’s supervision and control.

Appendix B
Los Angeles Capital ETFs and Sub-Advised Mutual Funds

These ETFs and options on these ETFs require pre-clearance approval and reporting
[This information has been intentionally redacted for confidentiality purposes.]

These mutual funds require pre-clearance approval and reporting

•	HSBC International Select Fund - MultiAlpha North America Equity

•	HSBC MultiAlpha U.S. Equity Pooled Fund

•	HSBC U.S. Equity Fund

•	HSBC U.S. Equity Pooled Fund

•	IBM Diversified Global Equity Fund

•	ISI Strategy: All Shares (STRTX)

•	Principal Global Multi-Strategy Fund: All share types (PSMIX, PMSPX, & PMSAX)

•	Principal MidCap Value Fund I R3 (PMPRX)

•	Principal SmallCap Value Fund II R3 (PJARX)

•	SEI Global Master Fund - The SEI UK Equity Fund

•	SEI Global Master Fund - The SEI Quantitative UK Equity Fund

•	UBS PACE® Large Co Value Equity Investments (PCLVX)

•	UBS PACE® International Equity Investments (PCIEX)

•	Vanguard Growth and Income Fund: All share types (VGIAX & VQNPX)

•	Wilshire 5000 IndexSM Fund: All share types (WFIVX & WINDX)

•	Wilshire Large Company Growth Portfolio: All share types (DTLGX & WLCGX)

•	Wilshire Large Company Value Portfolio: All share types (DTLVX & WLCVX)

•	Wilshire Small Company Growth Portfolio: All share types (DTSGX & WSMGX)

•	Wilshire Small Company Value Portfolio: All share types (DTSVX & WSMVX)

•	Wilshire International Equity Fund: All share types (WLTTX & WLCTX)

Sub-Advised Mutual Funds list is for reference and subject to change.

Appendix C
Restricted Securities List
Employees are prohibited from purchasing any securities (stock, bond, etc.) listed from the following companies:

[This information has been intentionally redacted for confidentiality purposes.]Appendix D

Los Angeles Capital Management and Equity Research Inc.
Code of Ethics

Initial Report
I hereby acknowledge receipt of a copy of the Code of Ethics for Los Angeles Capital Management and Equity Research, Inc. (“Los Angeles Capital” or “the Firm”). I have read and understood the Code and recognize that I am subject to its requirements as an Access Person of the Firm. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve the Firm, such as any economic relationship between my transactions and securities held or to be acquired by the Firm or any of its portfolios.

As of the date I became an Access Person:

1.	I had direct or indirect beneficial ownership in the following securities:

Pages 7-9 of the Code of Ethics provide information regarding holdings that are required to be disclosed on the Initial Holdings Report. Do NOT report securities held in non-discretionary accounts. If you do not own any reportable securities, please write NONE (rather than N/A). Please remember to list all ETFs.

Security Name	Ticker or CUSIP	Type of Security	Number of Shares	Principal Amount	Broker-Dealer/Bank

If additional room is needed please attach a separate sheet with all the required information.

2.	I held securities for my benefit with the following institutions.
Include both discretionary and non-discretionary accounts

Financial Institution	Name & Acct. Number	Type of Account	Direct/Indirect Ownership	Discretionary Account (Y/N)

3.	Please identify any potential conflicts of interest. See pages 2-3 for examples of what relationships may need to be disclosed.
_______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
Date:________________________        Signature:_______________________________________

Print Name:______________________________________
Title:____________________________________________

Appendix E
Los Angeles Capital Management and Equity Research Inc.
Code of Ethics

Annual Report

All Access Persons must report any securities owned either directly or indirectly as of each calendar year end. Reports must be completed and returned to the Compliance department by January 31st each year.
Access Person (Name):_______________________________
Pages 7 - 9 of the Code of Ethics provide information regarding holdings that are required to be disclosed in the Annual Report. Do NOT report securities held in non-discretionary accounts. If you do not own any reportable securities, please write NONE (rather than N/A). Please remember to list all ETFs.

Security Name	Ticker or CUSIP	Type of Security	Number of Shares	Principal or Market Value	Broker-Dealer/Bank

If additional room is needed please attach a separate sheet with all the required information.
Annual Certification
I have received, read, and understand the most recent version of Los Angeles Capital Management and Equity Research’s Code of Ethics and understand that I am subject to its requirements as an Access Person of the Firm. I hereby certify that, during the year ended December 31, 20__, I have complied with the requirements of the Code and I have reported all violations, conflicts of interest, securities, and transactions required to be reported pursuant to the Code.
Date:________________________________    Signature:__________________________________

Print Name:_________________________________

Title:_______________________________________

Appendix F
Los Angeles Capital Management and Equity Research Inc.
Code of Ethics

Quarterly Report
Transaction Report for ____Quarter 20___
Due 30 days after quarter-end

During the quarter referred to above, the following transactions were effected in securities or funds in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics adopted by the Firm.

Pages 13-14 of the Code of Ethics provide information regarding transactions that are required to be disclosed on the Quarterly Report. Do NOT report transactions in non-discretionary accounts. If you did not trade any reportable securities, please write NONE (rather than N/A). Please list all ETF transactions, regardless of whether pre-clearance approval was required.

Trade Date	Transaction Type	Security Name	Ticker or CUSIP	Number of Shares	Principal or Market Value	Price	Broker/Dealer or Bank

If additional room is needed please attach a separate sheet with all the required information.

During the quarter referred to above, the following accounts were opened with a broker, dealer or bank with which I hold securities reportable under the Code.

Financial Institution	Name & Acct. Number	Type of Account	Date Established	Discretionary Account (Y/N)

I certify that I have no knowledge of the existence of any personal conflicts of interest that has not previously been reported, nor have I received any notification regarding a holding of a privately held security’s intent to go public, except what is listed below. (Please see pg 2-3 of the Code of Ethics for examples of conflicts that may need to be reported.)
__________________________________________________________________________________________________________________________________________________________________________

Date:________________________________    Signature:___________________________________

Print Name:_________________________________

Title:_______________________________________

Appendix G
Los Angeles Capital Management and Equity Research Inc.
Code of Ethics
Personal Trade Pre-Clearance Form

I request permission to execute the following transaction(s) for a personal account:

Trade Date	Action	Name of Security	Ticker	Security Type	# of Shares

This transaction is the initial investment of an AIP: □

For purchases and sales in limited offerings:

Date	Action	Name of Limited Offering	Dollar Amount

I attest that I am not using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transaction, including purchasing or selling such security, and that I am not trading on the knowledge of any material, non-public information.
__________________________________                __________________
Employee Signature                            Date
__________________________________
Employee Name

Trade approvals need TWO signatures prior to execution and all trade approvals expire at the end of the trading day.
______________________________________________________________________________________________________

Prior to authorization all trades must be screened for any potential conflicts of interest and against the Restricted Securities List.

Trading department

Authorized by:___________________________        □ Trading Conflicts of Interest Screen
Name:__________________________________
Title:___________________________________
Compliance department                    □ Restricted Securities Screen
Authorized by:___________________________        □ Conflicts of Interest Screen
Name:__________________________________        □ Frequent Trading Screen
Title:___________________________________         □ Current News Screen
□ Restricted List - Insider Trading Screen